Exhibit 16

S.B. HOOVER & COMPANY, L.L.P.

Certified Public Accountants

 124 Newman Avenue· Harrisonburg, Virginia  22801-4004· (540)434-6736· FAX (540)434-3097

August 25, 2005

Office of Chief Accountant

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We have read F & M Bank Corp’s statements included under Item 4 of its Form 8-K dated January 20, 2005, and we agree with such statements concerning our firm.  We are not in a position to agree or disagree with F & M Bank Corp’s statement that the change was recommended and approved by the Audit Committee.

Sincerely,

S. B. Hoover & Company, L.L.P.

Members of the American Institute of Certified Public Accountants and Virginia Society of Certified Public Accountants